Registration No. 333-232497

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-232497

UNDER

THE SECURITIES ACT OF 1933

IAA, Inc.

(IAA Holdings, LLC, as successor to IAA, Inc.)

(Exact name of Registrant as Specified in Its Charter)

Delaware	83-1030538
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Two Westbrook Corporate Center, Suite 500

Westchester, Illinois, 60154

(Address of Principal Executive Offices)

IAA, Inc. 2019 Omnibus Stock and Incentive Plan

IAA, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Darren Watt

c/o IAA Holdings, LLC

9500 Glenlyon Parkway

Burnaby

British Columbia, Canada V5J0C6

(778) 331-5500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by IAA, Inc. (the “Registrant” or the “Company”) on Form S-8:

•	Registration Statement No. 333-232497 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2019 relating to the registration of 7,551,042 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) available for issuance under IAA, Inc. 2019 Omnibus Stock and Incentive Plan (the “OSIP”) and an aggregate 1,000,000 shares of Common Stock available for issuance under IAA, Inc. Employee Stock Purchase Plan (the “ESPP”).

On March 20, 2023, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of November 7, 2022, as amended by that certain Amendment to the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2023, as the same may be further amended or modified from time to time (the “Merger Agreement”), by and among the Company, Ritchie Bros. Auctioneers Incorporation, a company organized under the federal laws of Canada (“RBA”), Ritchie Bros. Holdings, Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of RBA (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 1”), Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 2”), Merger Sub 1 merged with and into the Company (the “First Merger”), with the Company surviving as an indirect wholly owned subsidiary of RBA and a direct wholly owned subsidiary of US Holdings (the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger, the Surviving Corporation merged with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”) with Merger Sub 2 surviving as a direct wholly owned subsidiary of US Holdings.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, British Columbia on March 20, 2023.

IAA HOLDINGS, LLC

By:	/s/ Darren Watt
Secretary and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.